Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "ICONSUMER CORP.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF AUGUST, A.D. 2015, AT 2:54 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4914305 8100

AUTHENTICATION: 2640210

151163831

DATE: 08-13-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:20 PM 08/12/2015
FILED 02:54 PM 08/12/2015
SRV 151163831 - 4914305 FILE

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A NON-VOTING PREFERRED STOCK
OF
iCONSUMER CORP.

Under Section 151(g) of the Delaware General Corporation Law

I, Robert Grosshandler, President, Chief Executive Officer and Secretary of iConsumer Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Sections 151(g) and 103 General Corporation Law of the State of Delaware (the "DGCL"), do hereby certify as follows:

1. That the Amended and Restated Certificate of Incorporation of the Corporation authorizes the issuance of three hundred million (300,000,000) shares of undesignated Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any and all of said shares in one (1) or more series and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL.

2. That by unanimous written consent of the Board of Directors of the Corporation (the "Board of Directors") and the sole stockholder adopted on July 6, 2015, and by a Certificate of Designation, Preferences and Rights of Series A Non-Voting Preferred Stock of the Corporation (the "Series A Preferred Stock") filed in the office of the Secretary of State of the State of Delaware on July 6, 2015, the Board authorized the creation of a series of 250,000,000 shares of Series A Preferred Stock and established the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof.

3. That pursuant to the authority conferred upon the Board of Directors by the Corporation's Amended and Restated Certificate of Incorporation and Section 151(g) of the DGCL, on August 12, 2015, the Board of Directors and the sole holder of the Corporation's common stock, adopted the following resolution by unanimous joint written consent to action

amending and restating, in its entirety and effective on the date this Amended and Restated Certificate of Designations of the Series A Preferred Stock is filed in the office of the Secretary of State of the State of Delaware, the Certificate of Designations of the Series A Preferred Stock for the purpose of clarifying the provisions set forth in Section 2.1(a) therein:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation's Series A Non-Voting Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") shall have the rights, preferences and terms set forth on Exhibit A attached hereto; that the Amended and Restated Certificate of Designations, Preferences and Rights, in the form attached hereto as Exhibit A, is hereby approved and adopted to effectuate the designation of the Series A Preferred Stock as contemplated herein; that the proper officers of the Corporation are hereby authorized and directed to execute, deliver and file with the proper authorities the Amended and Restated Certificate of Designations, Preferences and Rights and such other documents as are necessary, desirable or appropriate for the purpose of effectuating and consummating the foregoing; and that the Corporation be and hereby is authorized and directed to make payments of any fees associated with the filing of the Amended and Restated Certificate of Designations, Preferences and Rights.

* * *

IN WITNESS WHEREOF, iConsumer Corp. has caused this certificate to be signed by Robert Grosshandler, its President, Chief Executive Officer and Secretary, this 12th day of August, 2015.

iCONSUMER CORP.,
a Delaware corporation

By: ______________________
Robert Grosshandler, President,
Chief Executive Officer and Secretary

69070033

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A NON-VOTING PREFERRED STOCK
(Par Value of $0.001 Per Share)

OF

iCONSUMER CORP.

SECTION 1
DESIGNATION, RANK AND DIVIDENDS

1.1 Designation and Ranking. iConsumer Corp., a Delaware corporation (the "Corporation"), hereby authorizes the issuance of a series of preferred stock to be called the Series A Non-Voting Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"). The total number of shares of Series A Preferred Stock that the Corporation shall have the authority to issue is two hundred fifty million 250,000,000.

1.2 Dividends.

(a) The holders of Series A Preferred Stock, in preference to the holders of the Common Stock and any other capital stock, shall be entitled to receive when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends on each outstanding share of Series A Non-Voting Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares ("As Adjusted"). Such dividends shall be payable only when, as and if declared by the Board of Directors and in such amounts determined by the Board of Directors.

(b) So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, unless all accrued and unpaid dividends on the Series A Preferred Stock shall have been paid or declared and set apart.

SECTION 2
LIQUIDATION RIGHTS

2.1 Liquidation Rights.

(a) Upon any liquidation, dissolution, or winding up of the Corporation (each a "Liquidity Event"), whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A

Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred equal to the Original Issue Price (as defined below) plus all unpaid dividends on the Series A Preferred Stock, As Adjusted for each share of Series A Preferred Stock held by them. The "Original Issue Price" of the Series A Preferred Stock shall be, for each stockholder, the per share value at the time of issuance by the Company for the applicable shares of Series A Preferred Stock, As Adjusted.

If, upon such Liquidity Event, the assets of the Corporation to be distributed among the holders of Series A Preferred Stock shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the liquidation preference set forth in this Section 2.1(a), then the assets available to be distributed to the Corporation's stockholders shall be distributed among the holders of Series A Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled.

(b) After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 2.1(a), the holders of the Common Stock shall be entitled to be paid out of the assets of the Corporation an amount per share equal to the price per share paid by such holder of Common Stock for its shares. After such payment to the holders of Common Stock, all stockholders of the Corporation shall be paid on a pro rata basis with respect to the remaining assets of the Corporation to be distributed.

(c) The following events shall be considered liquidation under this Section:

(1) Any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, retain or receive on account of their securities of the Corporation less than fifty percent (50%) of the surviving entity's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is acquired by a Person or a group of Persons. "Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or governmental organization or an agency or political subdivision thereof.

(2) A sale, lease or other disposition of all or substantially all of the assets of the Corporation.

SECTION 3
VOTING RIGHTS

3.1 Voting Rights. Except as otherwise required by law, the holders of Series A Preferred Stock shall not be entitled to vote on any matters placed to a vote of the stockholders of the Corporation.

SECTION 4
MISCELLANEOUS

4.1 No Right of Conversion. The Series A Preferred Stock may not be converted into any shares of Common Stock or any other equity securities of the Corporation.

4.2 Fractional Shares. The Corporation may issue fractional shares of Series A Preferred Stock.

4.3 Headings. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

4.4 Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

4.5 Legends. All the certificates representing shares of Series A Preferred Stock which are subject to the terms and conditions of this Amended and Restated Certificate of Designations, Preferences and Rights shall have endorsed in writing, stamped or printed, thereon the following legend:

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS, DATED AS OF AUGUST 12, 2015, AS MAY AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Non-Voting Preferred Stock to be signed, under penalties of perjury, by Robert Grosshandler, its President, Chief Executive Officer and Secretary.

Dated: August 12, 2015

iCONSUMER CORP., a Delaware corporation

By: ______________________
Robert Grosshandler
President, Chief Executive Officer and Secretary

69070033